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                                   EXHIBIT 11
                          SI DIAMOND TECHNOLOGY, INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE


                                                          Three Months ended Sept. 30,         Six Months ended Sept. 30,
                                                         -------------------------------       ----------------------------
                                                             1999              1998               1999              1998
                                                         ------------       ------------       -----------      -----------

Computation of income (loss) per common share:

   Net income (loss) applicable to common
       shareholders                                      $   (817,199)      $   (851,451)      $ 1,648,452      $(3,141,894)

   Weighted average number of common shares                52,452,781         43,175,501        50,358,595       34,616,869

   Net income (loss) per common share                    $      (0.02)      $      (0.02)      $      0.03      $     (0.09)


Computation of income (loss) per common
   share assuming full dilution:

   Net income (loss) applicable to common
      stockholders
                                                                                                 1,648,452

   Plus: Income impact of assumed conversions
      Series G                                                                                     110,916
      Interest
                                                                                                    21,832

   Income available to common stockholders                                                       1,781,200

   Weighted average number of common
      shares outstanding                                                                        50,358,595

   Plus incremental shares from dilutive securities
      Convertible preferred stock                                                                1,732,303
      Convertible notes payable                                                                    849,108
      Warrants                                                                                     621,557
      Options                                                                                    3,542,473
   Adjusted weighted average number of
      common shares outstanding
                                                                                                57,104,036

Net income (loss) per common share                                                                    0.03



   No computation of diluted loss per common share is included for the 1998 periods or for the three months ended September 30, 1999 because such computation results in an antidilutive loss per common share.